G. BRAD BECKSTEAD
Certified Public Accountant
                                          330 E. Warm Springs
                                          Las Vegas, NV 89119
                                                 702.528.1984
                                          425.928.2877 (efax)





October 27, 2000


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of October 27, 2000, on the Financial Statements of American IR Technologies, Inc. for the three and nine month periods ending September 30, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead, CPA

G. Brad Beckstead, CPA